Exhibit 4.16

LIMITED WAIVER AND CONSENT AGREEMENT

This LIMITED WAIVER AND CONSENT AGREEMENT (this “Waiver”), dated as of April 20, 2010 is made by and between HSH Nordbank AG, New York Branch (“HSHN”) and Straits Offshore Ltd. (“Straits”).

     WHEREAS, reference is made to that certain Letter of Credit Facility Agreement dated as of July 31, 2008 between Straits and HSHN (as amended from time to time, the “Agreement”; capitalized terms shall have the meanings assigned in the Agreement unless otherwise defined herein); and

     WHEREAS, Straits has requested that HSHN waive compliance with certain requirements under Section 7.3(d) of the Agreement, as set forth below;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                      Consent and Waiver.

HSHN confirms that, with effect on 30 September 2009, it has waived the requirement under Section 7.3(d) of the Agreement that Guarantor has on a consolidated basis Cash and Cash Equivalents equal to the greater of $15,000,000 and 6% of long term debt.  Instead, Section 7.3(d) shall provide as follows:

“(d)     Cash and Cash Equivalents.  ensure that it has, on a consolidated basis, at any time in the period beginning on 30 September 2009 and ending on 30 September 2010, Cash and Cash Equivalents equal to or greater than USD 4,000,000, and at all times thereafter equal to or greater than USD 6,000,000.”

Section 2.                      Representations and Warranties.

Straits represents and warrants to HSHN that immediately after giving effect to the terms of this Waiver, the representations and warranties set forth in the Agreement as amended hereby are true and correct, and there exists no Event of Default or any condition which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

Section 3.                      Covenants.

Straits hereby affirms that it has duly performed and observed the covenants and undertakings set forth in the Agreement, and covenants and undertakes to continue to duly perform and observe such covenants and undertakings, as amended hereby, so long as the Agreement as amended hereby shall remain in effect, subject to the following qualifications or exceptions:  None.

Section 4.                      Fees and Expenses.  Straits agrees to pay to HSHN, upon the execution hereof, an initial fee of USD 64,462.50 (being 0.25% of the amount of the Letter of Credit) in connection with its review and processing of the waiver request and the preparation and execution of this Waiver.  Straits will pay an additional fee to HSHN promptly following execution and delivery of this Waiver, such fee to be in an amount determined by the parties in good faith.

Section 5.                      Conditions Precedent.  The effectiveness of this Waiver is subject to the following conditions precedent:

(a)	Execution and Delivery. Straits shall have duly executed and delivered this Waiver to HSHN;

(b)	Consent, Agreement and Affirmation. The Guarantor shall have duly executed and delivered the Consent, Agreement and Affirmation attached hereto; and

(c)
Corporate Authority.  HSHN shall have received an officer’s certificate in form and substance satisfactory to HSHN and its counsel that evidences approval of this Waiver and authorizes an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf;

Section 6.                       No Other Amendment.  All other terms and conditions of the Agreement shall remain in full force and effect and the Agreement shall be read and construed as if the terms of this Waiver were included therein by way of addition or substitution, as the case may be.

Section 7.                      Execution in Counterparts.  This Waiver may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 8.                      Governing Law.  THIS WAIVER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICT OF LAWS PROVISIONS THEREOF (OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 9.                      Severability
.  Any provision of this Waiver held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Waiver; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed and delivered by their duly authorized officers as of the date first above written.

STRAITS OFFSHORE, LTD.,

By:___________________________________

Name:

Title:

HSH NORDBANK AG, NEW YORK BRANCH

By:___________________________________

Name

Title:

By:___________________________________

Name:

Title:

CONSENT, AGREEMENT AND AFFIRMATION

The undersigned, referred to in the Agreement as a “Guarantor”, hereby (i) consents and agrees to all of the terms and conditions of the foregoing Waiver dated as of April 20, 2010 amending that certain Letter of Credit Facility Agreement, dated as of July 31, 2008 (as amended, the “Agreement”), between STRAITS OFFSHORE LTD., a company incorporated under the laws of the British Virgin Islands, as account party (“Straits”) and HSH NORDBANK AG, NEW YORK BRANCH, as letter of credit provider (“HSHN”); and (ii) reaffirms its obligations under that certain Guaranty, dated July 31, 2008, given in favor of HSHN and that certain Pledge Agreement, dated July 31, 2008, given in favor of HSHN with respect to a pledge of the common shares of Straits, as all such instruments have been amended.

B+H OCEAN CARRIERS LTD.,

as Guarantor

By:

Name:

Title:

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